Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Announces Second Quarter 2014 Operating Results

New York, New York, August 4, 2014 – New York REIT, Inc. (NYSE: NYRT) (“NYRT”), a real estate investment trust (“REIT”) focused on acquiring, owning and operating commercial real estate located in New York City, announced today its financial and operating results for the second quarter of 2014.

Select Second Quarter Highlights:

•	Completed successful listing on the New York Stock Exchange (the “NYSE”) on April 15th
•	Generated Core Funds from Operations (“Core FFO”) increase of 3.1% over the first quarter (or $0.12 per fully diluted share)
•	Realized Adjusted Funds from Operations (“AFFO”) increase of 35.8% over the first quarter (or $0.11 per fully diluted share)
•	Created Same Store Cash NOI store growth of 16.4% compared with the first quarter
•	Closed $705.0 million revolving credit and term loan facility to finance future growth
•	Completed tender offer and repurchased $152.2 million of common stock
•	Included in the Russell 2000 Stock index, expanding institutional investor base
•	Executed new and renewal leases totaling 45,000 square feet
•	Increased rental rates on replacement leases by 10% on a cash basis and 14% on a GAAP basis

Highlights Subsequent to Quarter End

•	Gained research coverage from JMP Securities and Evercore Group
•	Executed a new lease representing 13,500 square feet with ten-year term at 218 W 18th St.
•	Signed purchase contract for $335.0 million office acquisition of Twitter’s Manhattan office headquarters

“We are very pleased with our significant progress in a short time as a publicly traded company,” said Nicholas Schorsch, Chairman and Chief Executive Officer. “During the quarter we completed our listing on the New York Stock Exchange, we executed our tender offer, we expanded the size of our credit facility, we were added to the Russell 2000 Index, and subsequently, we had two firms initiate research coverage on our stock. Most importantly, the team is executing on our business plan and we believe the New York City real estate market remains vibrant.”

Michael Happel, President, of NYRT added, “Two of our most important objectives are to deliver on our same-store growth objectives and to execute on our acquisition targets; we are doing both. During the quarter our same-store cash NOI grew more than 16% compared to the first quarter, and we saw double digit rent improvements on the leases signed during the quarter. Following the end of the quarter, we announced that we had entered into a purchase and sale agreement to acquire the “Twitter Building” for $335.0 million. This property is a terrific addition to our portfolio: it is effectively a brand new “gut renovated” building with long-term leases and world class tenants, including Twitter. In addition, it is located in one of the hottest submarkets in the country. It also happens to be one block from the “Red Bull Building” which we own, and we see opportunities to create operating synergies between those two buildings.”

Key Financial Measures

For the second quarter, NYRT reported Core FFO of $0.12 per fully diluted share, compared with $0.11 per fully diluted share for the first quarter. AFFO was $0.11 per fully diluted share, compared with $0.08 per fully diluted share in the first quarter. Cash NOI for the quarter was $26.3 million compared with $22.6 million in the first quarter, an increase of 16.4%. All these figures represent growth on a same store basis.

Leasing Activity and Occupancy

In the second quarter, NYRT signed one new lease representing 38,400 square feet at Worldwide Plaza (of which 18,800 square feet is NYRT’s share) and two renewal replacement leases totaling 6,600 square feet for a total of 25,400 square feet. For the second quarter, rental rates on the two replacement leases increased 10% on a cash basis and 14% on a GAAP basis. Tenant improvement costs and leasing commissions for replacement leases signed in the second quarter were $20.29 per square foot. The portfolio’s weighted average lease term was 9.9 years as of quarter end.

Financial Strength and Liquidity

NYRT’s combined total debt to enterprise value was 33% as of the end of the second quarter. Enterprise value of $2.7 billion is based on the June 30, 2014 closing share price of $11.06, multiplied by 163.5 million fully diluted shares outstanding and adding the quarter end total combined debt of $905.0 million, which includes NYRT’s pro-rata share of unconsolidated debt.

As of quarter end, combined interest coverage was 3.6x based on Adjusted EBITDA and the weighted average interest rate on NYRT’s combined outstanding debt of $905.0 million was 3.54% with an average remaining term of 6.2 years.

During the second quarter, NYRT substantially increased the size of its credit facility from $390.0 million to $705.0 million, and increased its unused commitments to $400.0 million. At quarter end, $305.0 million was outstanding on the credit facility.

Dividends

During the second quarter, NYRT’s Board of Directors approved a common stock dividend at an annual rate of $0.46 per share, paid monthly, commencing with the April 2014 dividend.

The annualized dividend of $0.46 per share equates to a monthly dividend of $0.0383 per common share and represents an annual dividend yield of 4.2%, based on NYRT’s closing pricing of $11.06 per share on June 30, 2014.

Tender Offer

During the quarter, NYRT initiated a tender offer to purchase up to $250.0 million of its common stock at a price of $10.75 per share. $152.2 million of common stock was tendered. Because the tender was under subscribed, NYRT was able to retain approximately $100.0 million for additional growth capital.

Conference Call

NYRT will host a conference call on August 5, 2014 at 11:00 a.m. ET to discuss the second quarter financial and operating results.

Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the NYRT website, www.nyrt.com, in the "Investor Relations" section.

To listen to the live call, please go to NYRT's “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the NYRT website at www.nyrt.com.

Conference Call Details

Live Call
Dial-In (Toll Free): 1-888-317-6003
International Dial In (Toll Free): 1-412-317-6061
Canada Dial In (Toll Free): 1-866-284-3684
Participant Elite Entry Number: 5719320

Conference Replay*
Domestic Dial In (Toll Free): 1-877-344-7529
International Dial In (Toll Free): 1-412-317-0088
Canada Dial In (Toll Free): 1-855-669-9658
Conference Number: 10049485

*Available 1 hour after the end of the conference through End Date: November 5, 2014 at 9:00 a.m. ET.

(Participants will be required to state their name and company upon entering call).

Supplemental Schedules

NYRT has filed a supplemental information package with the Securities and Exchange Commission to provide additional disclosure and financial information for the benefit of NYRT’s various stakeholders. The supplemental package can be found under the “Presentations” tab in the Investor Relations section of NYRT’s website at www.nyrt.com and on the Securities and Exchange Commission website at www.sec.gov.

About NYRT

NYRT is a publicly traded corporation listed on the NYSE and is a New York City focused REIT that acquires commercial real estate, including office and retail properties, located in New York City. NYRT currently owns 23 buildings representing 3.1 million square feet. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn. Additional information is also available on NYRT’s website at www.nyrt.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns.

The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond NYRT’s control, including other factors included in NYRT’s reports filed with the SEC, particularly in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of NYRT's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:
Anthony J. DeFazio	Gregory W. Sullivan
DDCworks tdefazio@ddcworks.com	Chief Financial Officer & Chief Operating Officer New York REIT, Inc.
(484) 342-3600	gsullivan@nyrt.com
(212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
(917) 475-2135

NEW YORK REIT, INC.

Consolidated Balance Sheets

(In thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$425,814	$425,814
Buildings, fixtures and improvements	990,451	989,145
Acquired intangible lease assets	127,004	127,846
Total real estate investments, at cost	1,543,269	1,542,805
Less accumulated depreciation and amortization	(81,326)	(41,183)
Total real estate investments, net	1,461,943	1,501,622
Cash and cash equivalents	50,616	233,377
Restricted cash	1,382	1,122
Investment securities, at fair value	4,376	1,048
Investments in unconsolidated joint ventures	228,834	234,774
Preferred equity investment	33,600	30,000
Derivatives, at fair value	132	490
Receivable for sale of common stock	—	11,127
Due from affiliate	1,041	—
Prepaid expenses and other assets	27,889	21,404
Deferred costs, net	18,555	13,341
Total assets	$1,828,368	$2,048,305
LIABILITIES AND EQUITY
Mortgage notes payable	$172,482	$172,716
Credit facility	305,000	305,000
Market lease intangibles, net	66,953	73,029
Derivatives, at fair value	39,777	875
Accounts payable and accrued expenses	25,882	30,703
Deferred rent and other liabilities	5,259	7,997
Dividends payable	—	8,726
Total liabilities	615,353	599,046
Preferred stock, $0.01 par value; 40,866,376 shares authorized, none issued and outstanding	—	—
Convertible preferred stock, $0.01 par value, 9,133,624 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 300,000,000 shares authorized, 162,180,226 and 174,120,408 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	1,620	1,741
Additional paid-in capital	1,399,480	1,533,698
Accumulated other comprehensive loss	(1,446)	(613)
Accumulated deficit	(200,524)	(86,008)
Total stockholders' equity	1,199,130	1,448,818
Non-controlling interests	13,885	441
Total equity	1,213,015	1,449,259
Total liabilities and equity	$1,828,368	$2,048,305

NEW YORK REIT, INC.

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Rental income	$26,104	$10,133	$53,275	$17,807
Operating expense reimbursements and other revenue	9,845	772	16,266	1,425
Total revenues	35,949	10,905	69,541	19,232
Operating expenses:
Property operating	14,079	2,448	28,084	4,185
Asset management fees to affiliates	2,274	—	2,274	—
Acquisition and transaction related	11,577	(2,434)	11,646	366
Asset management fee earnout	11,500	—	11,500	—
General and administrative	876	191	2,221	340
Equity-based compensation	1,882	13	1,898	24
Depreciation and amortization	23,463	5,986	47,717	10,272
Total operating expenses	65,651	6,204	105,340	15,187
Operating income (loss)	(29,702)	4,701	(35,799)	4,045
Other income (expenses):
Interest expense	(4,813)	(2,694)	(8,752)	(4,840)
Income from unconsolidated joint venture	4,189	—	5,446	—
Income from preferred equity investment, investment securities and interest income	677	1	1,301	1
Gain on derivative instruments	1	4	1	4
Estimated value of listing promote	(38,100)	—	(38,100)	—
Total other expenses	(38,046)	(2,689)	(40,104)	(4,835)
Net income (loss)	(67,748)	2,012	(75,903)	(790)
Net loss attributable to non-controlling interests	511	7	510	15
Net income (loss) attributable to stockholders	$(67,237)	$2,019	$(75,393)	$(775)
Basic net income (loss) per share attributable to stockholders	$(0.40)	$0.05	$(0.44)	$(0.02)
Diluted net income (loss) per share attributable to stockholders	$(0.40)	$0.04	$(0.44)	$(0.02)

NEW YORK REIT, INC.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

(In thousands)

	Three Months Ended		Six Months Ended
	March 31, 2014	June 30, 2014	June 30, 2014

Net loss (in accordance with GAAP)	$(8,155)	$(67,748)	$(75,903)
Depreciation and amortization	24,244	23,454	47,698
Proportionate share of depreciation and amortization related to unconsolidated joint venture	3,113	3,061	6,174
FFO	19,202	(41,233)	(22,031)
Acquisition fees and expenses	69	11,577	11,646
Asset management fee earnout	—	11,500	11,500
Estimated value of listing promote	—	38,100	38,100
Core FFO	19,271	19,944	39,215
Plus:
Non-cash compensation expense	16	1,882	1,898
Non-cash portion of interest expense	726	1,424	2,150
Class B distributions	88	19	107
Minus:
Amortization of above/below market lease assets and liabilities	(2,454)	(2,267)	(4,721)
Mark-to-market adjustments	—	(1)	(1)
Straight-line rent	(2,430)	(1,446)	(3,876)
Tenant improvements - second generation	(1,203)	(363)	(1,566)
Leasing commissions - second generation	(13)	(245)	(258)
Building improvements - second generation	—	—	—
Proportionate share of adjustments related to unconsolidated joint venture	(560)	(758)	(1,318)
AFFO	$13,441	$18,189	$31,630

NEW YORK REIT, INC.

Reconciliation of Net Loss to Adjusted EBITDA, NOI and Cash NOI

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2014	June 30, 2014	June 30, 2014

Net loss (in accordance with GAAP)	$(8,155)	$(67,748)	$(75,903)
Acquisition and transaction related	69	11,577	11,646
Asset management fee earnout	—	11,500	11,500
Depreciation and amortization	24,254	23,463	47,717
Interest expense	3,939	4,813	8,752
Loss on derivative instruments	—	(1)	(1)
Estimated value of listing promote	—	38,100	38,100
Proportionate share of adjustments related to unconsolidated joint venture	7,946	7,948	15,894
Adjusted EBITDA	28,053	29,652	57,705
General and administrative	1,345	876	2,221
Equity-based compensation	16	1,882	1,898
Asset management fee to affiliate	—	2,274	2,274
Income from preferred equity investment, investment securities and interest income	(624)	(677)	(1,301)
Preferred return on unconsolidated joint venture	(3,851)	(3,894)	(7,745)
Proportionate share of other adjustments related to unconsolidated joint venture	3,135	652	3,787
NOI	28,074	30,765	58,839
Amortization of above/below market lease assets and liabilities	(2,454)	(2,267)	(4,721)
Straight-line rent	(2,430)	(1,446)	(3,876)
Proportionate share of adjustments related to unconsolidated joint venture	(560)	(758)	(1,318)
Cash NOI	$22,630	$26,294	$48,924

Non-GAAP Financial Measures

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”), an industry trade group, has promulgated a measure known as funds from operations (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is a supplemental performance measure but is not equivalent to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s definition.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of a real estate asset diminishes predictably over time, especially if not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO, core funds from operations (“Core FFO”) and adjusted funds from operations (“AFFO”), as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO, Core FFO and AFFO measures and the adjustments to GAAP in calculating FFO, Core FFO and AFFO. Other REITs may not define FFO in accordance with the current NAREIT definition (as we do) or may interpret the current NAREIT definition differently than we do or calculate Core FFO or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO facilitates comparisons of operating performance between periods and between other REITs in our peer group.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT's definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses.

Core FFO is FFO, excluding acquisition and transaction related costs as well as certain other costs that are considered to be non-recurring, such as charges relating to the Listing Note. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to investors. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. By excluding expensed acquisition costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

We exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments, gains or losses on contingent valuation rights, gains and losses on investments and early extinguishment of debt. We also exclude distributions on Class B OP Units. In addition, by excluding non-cash income and expense items such as amortization of above and below market leases, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have no cash impact and do not provide liquidity to the company or require capital resources of the company. By providing AFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our ongoing operating performance without the impacts of transactions that are not related to the ongoing profitability of our portfolio of properties. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies that are not as involved in activities which are excluded from our calculation. Investors are cautioned that AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as it excludes certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.

In calculating AFFO, we exclude expenses, which under GAAP are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us, and therefore such funds will not be available to distribute to investors. All paid and accrued merger and acquisition fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property and certain other expenses. Therefore, AFFO may not be an accurate indicator of our operating performance, especially during periods in which mergers are being consummated or properties are being acquired or certain other expenses are being incurred. AFFO that excludes such costs and expenses would only be comparable to companies that did not have such activities. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments as items which are unrealized and may not ultimately be realized. We view both gains and losses from fair value adjustments as items which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

Earnings before Interest, Taxes and Depreciation and Amortization, Net Operating Income and Cash Net Operating Income

We believe that earnings before interest, taxes, depreciation and amortization adjusted for acquisition fees and expenses, other non-cash valuations and including our pro-rata share from unconsolidated joint ventures ("Adjusted EBITDA") is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.

Net operating income ("NOI") is a non-GAAP financial measure equal to net income attributable to stockholders, the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investments securities, plus corporate general and administrative expense, acquisition and transaction costs, depreciation and amortization, equity-based compensation, other non-cash expenses and interest expense. NOI is adjusted to include our pro-rata share of NOI from unconsolidated joint ventures. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of our liquidity or ability to make distributions.

Cash NOI is NOI presented on a cash basis, which is NOI after eliminating the effects of straight-lining of rent and the amortization of above and below market leases.